Lane Industries, Inc.
ONE LANE CENTER 1200 SHERMER ROAD
NORTHBROOK, ILLINOIS 60062
Tel 847/498-6789
Fax 847/498-2104
October 10, 2008
Office of Filings and Information Services
U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549
Dear SEC:
I hereby grant a power of attorney to Roy Kim to represent me in all matters before the SEC including the execution of all forms and filings.
Sincerely,
/s/ Forrest M. Schneider
Forrest M. Schneider
President and CEO